SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com	Exhibit 99.1
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Phillip C. Peckman, Interim CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Fiscal Third Quarter Adjusted EPS of $0.13

LAS VEGAS, Nevada, Wednesday, September 8, 2010 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the third quarter ended July 31, 2010.

Third Quarter 2010 Financial Highlights

♦
Revenue of $51.5 million increased by 14%, or $6.4 million, year-over-year from $45.1 million due to increases in the Company’s lease and royalty revenue, sales and service revenue, market expansion, and $0.7 million of favorable foreign exchange.

♦
Total lease, royalty and service revenue was up 14% year-over-year and 2.5% sequentially, and totaled $24.0 million, or 47% of total revenue. On a domestic basis approximately 70% of revenue is lease, royalty, and service based.

♦	Gross margin increased 70 basis points to 61% due largely to increased segment margin performance, most notably the Electronic Table Systems (“ETS”) segment.

♦
GAAP net income increased to $5.8 million and diluted earnings per share ("EPS") was $0.11, as compared to $5.6 million and $0.10 in the prior year period, due to strong operating performance.  Third quarter 2010 EPS included $0.02 of certain one-time severance charges.

♦
Net debt (total debt, less cash and cash equivalents) was down 25% year-over-year to $63.9 million from $85.4 million, and down 10% from the previous quarter. At quarter-end, the Company’s total leverage ratio (as defined in the Company’s Senior Secured Credit Facility) stood at just 1.28 to 1.0, while total liquidity was $96.6 million.

o	During the third quarter, the Company paid down $2.9 million on its revolver. During the current fourth quarter to date, the Company has paid down approximately an additional $10.0 million.

“Our strong quarter was the result of many factors including our diversified products providing benefits that our customers want, worldwide geographic diversity providing revenue stability, and the significant amount of increasing domestic lease revenues adding predictability,” said Phillip Peckman, Interim Chief Executive Officer.

Third Quarter 2010 Business Segment Highlights

Utility

♦
Total Utility lease and service revenue achieved another record at $10.5 million, up 13% year-over-year, driven by iDeal® placements, one2six® placements, as well as new lease placements in Pennsylvania, Singapore and the Philippines.

♦	Total Utility revenue increased 15% to $19.8 million as compared to $17.2 million year-over-year, driven by increases in shuffler leases and shuffler sales.

♦
Total leased shuffler installed base grew year-over-year by 900 units, or 16%, to 6,588 units. This also represented a sequential increase of 526 units, driven by the addition of table games in Delaware, Pennsylvania and Singapore, as well as the replacement of certain sold ACE shufflers with leased iDeal shufflers.

♦
Substantially more shufflers were placed in Delaware and Pennsylvania than the number of Table Master seats that were removed for a significant net increase in the footprint of Shuffle Master products in these markets. These markets have recently received table game approvals creating a mix shift in the Company’s leased products. This net change has been accretive to earnings.

♦
Gross margin increased year-over-year 180 basis points to 60% primarily due to the overall increase in shuffler revenue, increase in leased shuffler units, and reduction in non-cash charges of approximately $0.4 million in amortization expenses associated with the one2six shuffler and Easy Chipper as the underlying intangible assets approach the end of their original estimated lives.

♦	Significant year-over-year placements of the iDeal shuffler with 1,084 units installed over the past twelve months; over 300 of these were installed in the third quarter 2010.

♦	The total iDeal installed base grew to 2,051 units, of which approximately 60% are units on lease.

Proprietary Table Games ("PTG")

♦	Total PTG lease, royalty and service revenue increased 12% year-over-year to $9.5 million.

♦
Total PTG revenue increased 7% to $10.9 million as compared to $10.2 million in the year-ago quarter primarily due to increased leases of the premium title Ultimate Texas Hold’em® and Three Card Poker Progressive®.

♦
Gross margin declined 200 basis points to 81% as compared to the same prior year period.  The decline in gross margin is primarily related to initial equipment and installation costs on new side bet and progressive units.

♦	Progressive upgrades of approximately 70 net placements in the third quarter remained relatively flat year-over-year.

♦
As of the third quarter, there were 552 total progressive upgrades in the field contributing $1.0 million to lease revenue. Fortune Pai Gow Poker Progressive™ and Three Card Poker Progressive comprise approximately 70% of all upgrades.

♦	Singapore accounted for approximately 10% of the increase in PTG leased units year-over-year.

Electronic Table Systems

♦
Total ETS lease, royalty and service revenue was $3.8 million, up approximately 21% year-over-year, as a result of Table Master seats in Florida due to favorable regulatory changes and installations of Rapid Table Game seats in Singapore.  The average lease price increased by 7.4% during the period.

♦
Total ETS revenue increased 118% to $11.6 million as compared to $5.3 million in the prior year period as a result of Vegas Star and Rapid Table Game sales in Australia, as well as installations of Rapid Table Game seats in Singapore.

♦	Approximately 180 net placements of ETS seats installed in the third quarter as increased traction in Asian markets more than offset the impact of removals in Delaware and Pennsylvania.

♦
Gross margin increased 140 basis points year-over-year from 52% to 54% primarily due to the overall mix of revenue; namely, the significant increase in sales and lease revenue, and improvement in average monthly lease prices.  Additionally, gross margin benefited from a reduction of approximately $0.6 million in amortization expense associated with Vegas Star and Rapid Table Games product lines as the underlying intangible assets became fully amortized in the first quarter of fiscal 2010.

Electronic Gaming Machines ("EGM")

♦
Total EGM revenue declined 25% to $9.2 million compared to the prior year period mainly due to decreases in sold units.  This is primarily due to the transition to the new Equinox cabinet which occurred late in the third quarter, with customers’ preferring to wait to deploy capital until after product launch.

♦	Placements of Equinox units began in July 2010 and totaled approximately 130 units.

♦
Gross margin increased year-over-year from 50% to 52%, related primarily to a reduction of approximately $0.1 million in amortization expense associated with EGM products as the underlying intangible assets became fully amortized in the first quarter of fiscal 2010.

“Besides our strong operating performance in the quarter, actively managing our working capital has incrementally helped us pay down additional debt,” stated Linster Fox, Chief Financial Officer.

Utility Segment Operating Results
Three months ended July 31, 2010 compared to three months ended July 31, 2009

	Three Months Ended
	July 31,		Increase	Percentage
	2010	2009	(Decrease)	Change
	(In thousands, except for units/seats and per unit/seat amounts)
Utility Segment Revenue:
Lease	$8,812	$7,623	$1,189	15.6%
Sales - Shuffler	7,741	6,384	1,357	21.3
Sales - Chipper	446	420	26	6.2
Service	1,724	1,708	16	0.9
Other	1,084	1,109	(25)	(2.3)
Total sales and service	10,995	9,621	1,374	14.3
Total Utility segment revenue	$19,807	$17,244	$2,563	14.9%

Utility segment gross profit	$11,803	$9,968	$1,835	18.4%
Utility segment gross margin	59.6%	57.8%

Utility segment operating income	$10,179	$8,038	$2,141	26.6%
Utility segment operating margin	51.4%	46.6%

Shuffler unit information:
Lease units, end of quarter	6,588	5,688	900	15.8%
Average monthly lease price	$446	$447	$(1)	(0.2%)

Sold units during quarter	541	425	116	27.3%
Average sales price	$14,309	$15,021	$(712)	(4.7%)

Chipper unit information:
Lease units, end of quarter	176	25	151	604.0%

Sold during quarter	22	22	-	0.0%
Average sales price	$20,273	$19,091	$1,182	6.2%

Proprietary Table Games Segment Operating Results
Three months ended July 31, 2010 compared to three months ended July 31, 2009

	Three Months Ended
	July 31,		Increase	Percentage
	2010	2009	(Decrease)	Change
	(In thousands, except for units/seats and per unit/seat amounts)

PTG segment revenue:
Royalties and leases	$9,492	$8,444	$1,048	12.4%
Sales	1,331	1,647	(316)	(19.2)
Service	35	43	(8)	(18.6)
Other	91	92	(1)	(1.1)
Total sales and service revenue	1,457	1,782	(325)	(18.2)
Total PTG segment revenue	$10,949	$10,226	$723	7.1%

PTG segment gross profit	$8,858	$8,478	$380	4.5%
PTG segment gross margin	80.9%	82.9%

PTG segment operating income	$8,297	$7,734	$563	7.3%
PTG segment operating margin	75.8%	75.6%

PTG unit information:
Premium units, end of quarter	2,384	2,222	162	7.3%
Side bet units, end of quarter	1,823	1,645	178	10.8%
Progressive units, end of quarter	552	314	238	75.8%
Add-on units, end of quarter	119	33	86	260.6%
Total revenue generating lease base	4,878	4,214	664	15.8%

Average monthly lease/license price	$649	$668	$(19)	(2.8%)

Sold during quarter	49	34	15	44.1%
Average sales price	$27,163	$48,441	$(21,278)	(43.9%)

Electronic Table Systems Segment Operating Results
Three months ended July 31, 2010 compared to three months ended July 31, 2009

	Three Months Ended
	July 31,		Increase	Percentage
	2010	2009	(Decrease)	Change
	(In thousands, except for units/seats and per unit/seat amounts)
ETS segment revenue:
Royalties and leases	$3,661	$3,072	$589	19.2%
Sales	7,426	1,593	5,833	366.2
Service	182	116	66	56.9
Other	338	554	(216)	(39.0)
Total sales and service revenue	7,946	2,263	5,683	251.1
Total ETS segment revenue	$11,607	$5,335	$6,272	117.6%

ETS segment gross profit	$6,212	$2,780	$3,432	123.5%
ETS segment gross margin	53.5%	52.1%

ETS segment operating income	$3,786	$1,321	$2,465	186.6%
ETS segment operating margin	32.6%	24.8%

ETS unit information:
Lease seats, end of quarter	2,094	1,887	207	11.0%
Average monthly lease price	$583	$543	$40	7.4%

Sold during quarter	441	75	366	488.0%
Average sales price	$16,839	$21,240	$(4,401)	(20.7%)

Electronic Gaming Machines Segment Operating Results
Three months ended July 31, 2010 compared to three months ended July 31, 2009

	Three Months Ended
	July 31,		Increase	Percentage
	2010	2009	(Decrease)	Change
	(In thousands, except for units/seats and per unit/seat amounts)

EGM segment revenue:
Lease revenue	$78	$9	$69	766.7
Sales	6,965	9,269	(2,304)	(24.9)
Other	2,141	2,966	(825)	(27.8)
Total sales and service revenue	9,106	12,235	(3,129)	(25.6)
Total EGM segment revenue	$9,184	$12,244	$(3,060)	(25.0%)

EGM segment gross profit	$4,794	$6,128	$(1,334)	(21.8%)
EGM segment gross margin	52.2%	50.0%

EGM segment operating income	$2,865	$4,267	$(1,402)	(32.9%)
EGM segment operating margin	31.2%	34.8%

EGM unit information:
Lease seats, end of quarter	17	11	6	54.5%

Sold during quarter	509	737	(228)	(30.9%)
Average sales price	$13,684	$12,577	$1,107	8.8%

Further detail and analysis of the Company's financial results for the year ended July 31, 2010, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today, September 8, 2010.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s third quarter earnings results during a conference call on September 8, 2010 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Third Quarter 2010 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through October 8, 2010, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 356418.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which include automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company’s intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the search for and possible transition to a new chief executive officer could be disruptive to the Company’s business or simply unsuccessful; the Company’s ability to implement its ongoing strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the products in each of our segments may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest; the Company’s ability to complete refinancing of its senior secured credit facility and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.

###

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2010	2009	2010	2009 (1)
Revenue:
Product leases and royalties	$22,043	$19,155	$64,013	$56,125
Product sales and service	29,504	25,894	78,686	68,687
Other	-	17	-	46
Total revenue	51,547	45,066	142,699	124,858
Costs and expenses:
Cost of leases and royalties	6,932	6,281	20,394	17,983
Cost of sales and service	12,948	11,414	33,492	33,245
Gross profit	31,667	27,371	88,813	73,630
Selling, general and administrative	17,514	14,225	47,573	48,236
Research and development	5,719	4,464	15,925	12,395
Total costs and expenses	43,113	36,384	117,384	111,859

Income from operations	8,434	8,682	25,315	12,999

Other income (expense):
Interest income	158	190	450	735
Interest expense	(1,023)	(1,041)	(3,039)	(4,890)
Other, net	385	340	1,512	808
Total other income (expense)	(480)	(511)	(1,077)	(3,347)
Gain on early extinguishment of debt	-	-		1,822
Income before income taxes	7,954	8,171	24,238	11,474
Income tax provision	2,112	2,560	6,832	2,727
Net income	$5,842	$5,611	$17,406	$8,747

Basic earnings per share:	$0.11	$0.11	$0.33	$0.16
Diluted earnings per share:	$0.11	$0.10	$0.32	$0.16

Weighted average shares outstanding:
Basic	53,272	53,161	53,246	53,102
Diluted	54,351	53,584	54,178	53,318

(1)
As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-Q for the period ended July 31, 2010 for more information.

SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	July 31,	October 31,
	2010	2009 (1)

ASSETS
Current assets:
Cash and cash equivalents	$26,478	$7,840
Accounts receivable, net of allowance for bad debts of $491 and $630	34,221	36,371
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $140 and $164	1,971	2,281
Inventories	25,791	27,639
Prepaid income taxes	5,496	5,893
Deferred income taxes	7,172	6,637
Other current assets	16,729	5,897
Total current assets	117,858	92,558
Investment in sales-type leases and notes receivable, net of current portion	1,317	1,295
Products leased and held for lease, net	31,271	23,653
Property and equipment, net	11,821	9,506
Intangible assets, net	63,762	71,338
Goodwill	71,277	74,662
Deferred income taxes	7,934	9,414
Other assets	2,213	3,043
Total assets	$307,453	$285,469

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,899	$6,336
Accrued and other current liabilities	30,237	16,608
Deferred income taxes, current	54	62
Income tax payable	1,525	-
Customer deposits	2,985	2,828
Deferred revenue	4,661	6,802
Current portion of long-term debt	650	650
Total current liabilities	47,011	33,286
Long-term debt, net of current portion	89,750	92,560
Other long-term liabilities	2,321	3,549
Total liabilities	139,082	129,395
Commitments and contingencies (See Note 11)
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 53,590 shares issued and outstanding	536	536
Additional paid-in capital	108,616	105,933
Retained earnings	42,732	25,326
Accumulated other comprehensive income	16,487	24,279
Total shareholders' equity	168,371	156,074
Total liabilities and shareholders' equity	$307,453	$285,469

(1)
As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-Q for the period ended July 31, 2010 for more information.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(In thousands, except per share amounts)
(Unaudited)

FINANCIAL DATA
	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2010	2009	2010	2009 (2)

Reconciliation of net income to Adjusted EBITDA

Net Income	$5,842	$5,611	$17,406	$8,747
Other expense	480	511	1,077	3,347
Share-based compensation	1,469	716	3,324	6,049
Income tax provision	2,112	2,560	6,832	2,727
Depreciation and amortization	5,634	6,152	17,584	17,379

Adjusted EBITDA (1)	$15,537	$15,550	$46,223	$38,249

Adjusted EBITDA margin	30.1%	34.5%	32.4%	30.6%

1.
Adjusted EBITDA is earnings before other expense income tax provision, depreciation and amortization, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.
As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-Q for the period ended July 31, 2010 for more information.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Utility:
Revenue	$19,807	$17,244	$58,554	$52,981
Gross profit	11,803	9,968	35,394	30,452
Gross margin	59.6%	57.8%	60.4%	57.5%

Proprietary Table Games:
Revenue	$10,949	$10,226	$30,154	$28,739
Gross profit	8,858	8,478	24,111	23,696
Gross margin	80.9%	82.9%	80.0%	82.5%

Electronic Table Systems:
Revenue	$11,607	$5,335	$32,426	$15,034
Gross profit	6,212	2,780	17,963	6,175
Gross margin	53.5%	52.1%	55.4%	41.1%

Electronic Gaming Machines:
Revenue	$9,184	$12,244	$21,565	$28,033
Gross profit	4,794	6,128	11,345	13,313
Gross margin	52.2%	50.0%	52.6%	47.5%

Unallocated Corporate:
Revenue	$-	$17	$-	$71
Gross profit	-	17	-	(6)

Total:
Revenue	$51,547	$45,066	$142,699	$124,858
Gross profit	31,667	27,371	88,813	73,630
Gross margin	61.4%	60.7%	62.2%	59.0%

Adjusted EBITDA
as a percentage of total revenue	30.1%	34.5%	32.4%	30.6%

Income from operations
as a percentage of total revenue	16.4%	19.3%	17.7%	10.4%